EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of July 1, 2005, by and between Ominira Networks, LLC, a Delaware limited liability company and subsidiary of Innovative Computing Group, Inc., a corporation organized and existing under the laws of the State of Ohio, (the “Buyer”), IA Global Inc., a corporation organized and existing under the laws of the State of Delaware (the “Seller”) and IA Global Acquisition Co., Ltd., a corporation organized and existing under the State of Delaware (the “Company”).

P r e l i m i n a r y S t a t e m e n t s

A.         The Seller owns all of the outstanding capital stock (the “Shares”) of the Company.

B.         The Seller desires to sell to Buyer and the Buyer desires to purchase from the Seller the Shares on the terms and subject to the conditions specified herein.

NOW, THEREFORE, for and in consideration of the premises, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do covenant, agree, represent, warrant, and stipulate as follows:

A g r e e m e n t

1.	PURCHASE

1.1.        Exchange of Senior Secured Promissory Note for the Shares. Subject to the terms and conditions set forth herein, the Seller hereby agrees to sell and deliver to the Buyer, and the Buyer hereby agrees to purchase from Seller, the Shares for a total purchase price of six hundred and twenty five thousand dollars (USD $620,000) (“Purchase Price”), payable by a Senior Secured Promissory Note, a form of which is attached hereto as Exhibit A (the “Note”).

1.2.        Transfer of Certificates Representing the Shares. Certificates representing the Shares, each duly endorsed in blank or with stock powers effecting such transfer, shall be delivered to the Buyer concurrent with the Seller’s receipt of the final installment of cash payment pursuant to the Note.

1.3.        The Closing; Conditions. Subject to satisfaction or waiver of the conditions set forth in Sections 4.1 and 4.2 hereof, the sale contemplated by this Article I shall occur by July 1, 2005 or at such other time and on such other date as Buyer and Seller may mutually determine (the “Closing Date”). On the Closing Date, the parties shall make all deliveries contemplated by Sections 4.1 and 4.2.

2.	REPRESENTATION AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

2.1.        Organization, Execution and Delivery; Valid and Binding Agreements. The Seller is an organization with the capacity to enter into this Agreement. The Seller has duly executed and delivered this Agreement and, assuming that this Agreement is the legal, valid and binding agreement of the Buyer, this Agreement constitutes, and all other agreements and obligations to be entered into and undertaken in connection with the transactions contemplated hereby to which Seller is a party will constitute, the valid and binding obligations of the Seller, enforceable against it, in accordance with their respective terms.

2.2.        Authority; No Breach. The Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder (including all right, power, capacity and authority to sell, transfer, and convey the Shares, subject to applicable federal and state securities law restrictions). The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, directly or indirectly contravene, conflict or result in a violation of any provision of the Seller’s organizational or formation documents.

2.3.        Corporate Matters. The Company (i) is a corporation, duly organized, validly existing, and in good standing under the State of Delaware; (ii) has full power and authority to carry on the businesses in which it is engaged, and (iii) to own and use the properties owned and used by it. The Company is in good standing in all jurisdictions where the properties owned, leased or operated by it and relating to the business are located or where the business is conducted, except where failure to so qualify or be in good standing is not reasonably likely to have a material adverse effect on the business, results of operations, prospects or financial condition of the business.

2.4.        Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock, 5,250,000 and 0 of common stock and preferred stock are issued and outstanding, respectively. As of the date hereof, there are no outstanding options, warrants, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights or subscriptions or other rights agreements.

2.5.        Compliance With Laws. The Company has complied in all material respects with all federal, state, local or foreign statutes, laws or regulations that affect the business properties or assets of the Company, and no notice, charge, claim, action or assertion has been received by the Company or has been filed, commenced or, to the knowledge of the Company, threatened against the Company alleging any violation of any of the foregoing.

2.6.	Seller Reports; Financial Statements.

(a)        Seller has made available to the Buyer each registration statement, report, proxy statement or information statement prepared by it since December 31, 2004 (the “Audit Date”) and filed with the Securities Exchange Commission ("SEC"), including the Seller’s Annual Report on Form 10-K for the year ended December 31, 2004, each in the form (including exhibits, annexes and any amendments thereto) as filed with the SEC. The Seller has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since the Audit Date (the forms, statements, reports and documents filed or furnished with the SEC since the Audit Date and those filed or furnished with the SEC subsequent to the date of this

Agreement, if any, including any amendments thereto, the “Reports”). Each of the Reports, at the time of its filing, complied or will comply in all material respects with the applicable requirements of the Securities and Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of its respective dates (or, if amended, as of the date of such amendment), the Reports did not, and any Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

(b)        Each of the consolidated balance sheets included in or incorporated by reference into the Reports (including the related notes and schedules) fairly presents, or, in the case of Reports filed after the date hereof, will fairly present the consolidated financial position of the Seller and its subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Reports (including any related notes and schedules) fairly presents, or in the case of Reports filed after the date hereof, will fairly present, the net income, total shareholders’ equity and net increase in cash and cash equivalents, as the case may be, of the Seller and its respective subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

(c)        The management of the Seller has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Seller, including its consolidated Subsidiaries, is made known to the management of the Seller, and (ii) has disclosed, based on its most recent evaluation, to the Seller's outside auditors and the audit committee of the Board of Directors of the Seller any fraud, whether or not material, that involves management or other employees who have a significant role in the Seller's internal controls over financial reporting. Since the Audit Date, any material change in internal control over financial reporting required to be disclosed in the Seller's Report has been so disclosed.

(d)        Since the Audit Date, (i) neither the Seller nor any of its subsidiaries nor, to the knowledge of the officers of the Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or any of its subsidiaries or their respective internal accounting controls relating to periods after the Audit Date (except for any of the foregoing after the date hereof which have no reasonable basis), and (ii) no attorney representing the Seller has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after the Audit Date, by the Seller or any of its officers, directors, employees or agents to the Board of Directors of the Seller or any committee thereof or, to the knowledge of the officers of the Seller, to any director or officer of Seller.

(e)        Seller has made available to the Buyer interim financial statements of the Company, as of May 31, 2005 and estimated interim financial statements as of June 30, 2005. These financial statements are included as Exhibit B. Seller and Buyer agree that Seller is responsible for payment of expenses incurred prior to June 30, 2005 and Buyer is responsible for expenses incurred July 1, 2005 and later.

2.7.        Ownership of the Shares. The Seller has good and marketable title to the Shares, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, security interests, options and adverse claims or rights whatsoever. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good and marketable title to the Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, security interests, options and adverse claims or rights whatsoever.

2.8.        Absence of Undisclosed Liabilities. The Company, to the best of its knowledge, does not have any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) and there is no basis for any present or future litigation, charge, complaint, claim or demand against any of them giving rise to any liability or obligation.

3.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

3.1.        Organization, Execution and Delivery; Valid and Binding Agreements. The Buyer is an organization that is validly existing and in good standing under the laws of the State of Ohio. The Buyer has duly executed and delivered this Agreement and, assuming that this Agreement is the legal, valid and binding agreement of the Seller, this Agreement constitutes, and all other agreements and obligations to be entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer is a party will constitute, the valid and binding obligations of the Buyer, enforceable against him, her or it in accordance with their respective terms.

3.2.        Authority; No Breach or Conflicts. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder (including all right, power, capacity and authority to sell, transfer, and convey the Note, subject to applicable federal and state securities law restrictions). The execution, delivery and performance by the Buyer of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, directly or indirectly contravene, conflict or result in a violation of any provision of the Buyer’s organizational or formation documents.

3.3.        Investment. The Buyer is acquiring the Shares for its own account and beneficial interest for investment and not for sale or with a view to, or for resale in connection with, the distribution thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Shares, and does not presently have any reason to anticipate a change in such intention.

3.4.        Legend. The Buyer acknowledges that the certificates representing the Shares shall bear a legend in substantially the following form:

“The securities represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the “Act”), or the securities laws of any state, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of to any person or entity who is a citizen, resident or domiciliary of the United States of America, its territories or possessions, or of the Commonwealth of Puerto Rico, unless registered pursuant to the provisions of that Act or an opinion of counsel to IA Global Inc. is obtained stating that such disposition is in compliance with an available exemption from such registration.”

3.5        Agreements with QuikCAT Technologies Australia Pty Ltd and Affiliates. The Buyer acknowledges receipt of various agreements with QuikCAT Technologies Pty Ltd (“QuikCAT”) and affiliates (“QuikCAT Agreements”), whereby Seller sold its worldwide interest in QuikCAT Internet Accelerator. The agreements include, but not limited to the following:

September 15, 2004 Share Purchase Agreement among the Company, Seller, QuikCAT and Marie-Rose Pontre’.

September 15, 2004 Internet Accelerator Assignment Agreement among Seller, the Company and QuikCAT (“Internet Agreement”).

October 8, 2004 Completion Letter From QuikCAT.

May 28, 2005 Option Exercise, Transition and Consolidation Agreement among the Company, Seller, QuikCAT, NanoCAT Technologies Pte Ltd. (“NanoCAT”) and Marie-Rose Pontre’ (“Option Agreement”)

Buyer agrees to honor the QuickCAT Agreements, including but not limited to, the noncompete and confidentiality requirements.

4.	CONDITIONS TO THE CLOSING

The obligations of the parties under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

4.1.	Conditions to Obligations of Buyer.

(a)        The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and Seller shall have complied in all material respects with all of its covenants and agreements contained in this Agreement to be performed and complied with by it on or before the Closing Date. On the Closing Date, the Seller shall have delivered a certificate, dated as of the Closing Date, certifying that the conditions set forth in this Section 4.1(a) have been satisfied, in its sole and absolute discretion.

(b)        The Buyer shall have received at or prior to the Closing Date stock certificates representing the Shares, duly endorsed in blank or with stock powers effecting such transfer.

(c)        Buyer shall have completed its due diligence review of the Company and the results of such review shall be satisfactory to Buyer, in its sole and absolute discretion.

(d)        Buyer agrees to assist with the transfer of Patent 6449658, Method and Apparatus for Accelerating Data Through Communication Networks, to QuikCAT or provide an irrevocable, fully paid license in the Field of Use (as defined in the Internet Agreement) to QuikCAT or its affiliates.

(e)        Buyer agrees to honor the QuikCAT Agreements, including but not limited to, the noncompete and confidentiality requirements.

4.2.	Conditions to Obligations of Seller.

(a)        The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and the Buyer shall have complied in all material respects with all of its covenants and agreements contained in this Agreement and the Stockholders’ Agreement to be performed and complied with by it on or before the Closing Date. On the Closing Date, the Buyer shall have delivered a certificate, dated as of the Closing Date, certifying that the conditions set forth in this Section 4.2(a) have been satisfied.

(b)        Seller shall have received at or prior to the Closing Date the Note executed by Buyer.

5.	CONTINUING COVENANTS

From and after the execution and delivery of this Agreement, the parties agree as follows:

5.1.        General. Each of the parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.2.        Notices and Consents. The parties will give any required notices to third parties, and the parties will use their respective best efforts to obtain any third party consents, that may reasonably be required in order to secure any required approval of the transactions described herein. Each of the parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments, governmental agencies, quasi-regulatory agencies and self-regulatory organizations that may reasonably be required in order to consummate the transactions described herein.

5.3.        Notice of Developments. Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in this Agreement.

6.	ACKNOWLEDGEMENT.

The parties acknowledge that this Agreement shall not become a definitive agreement until the fourteen day Notice period with NanoCAT Technologies Pte Ltd (“NanoCAT”) shall have expired or been waived by NanoCAT.

7.	ASSIGNMENT.

The parties acknowledge and agree that effective as of the execution of this Agreement, the Company hereby assigns, conveys, sells and transfers to Seller all of its rights and interests in Section 2.2 of the Option Agreement and all of the obligations relating thereto, and Seller hereby accepts such assignment, and hereby assumes and agrees to perform the obligations and liabilities related thereto.

8.	INDEMNIFICATION.

The Seller will indemnify and hold harmless the Buyer and its affiliates and their respective officers, directors, agents and employees (“Indemnified Person”), from and against any and all losses, costs, damages, liabilities, taxes and expenses arising from claims or causes of action, including, without limitation, reasonable legal fees and expenses (“Losses”), that arose prior to the Closing Date. Notwithstanding anything to the contrary contained herein, in no event shall the obligations of the Seller to provide indemnification pursuant to this Section 8 exceed an amount equal to one hundred percent (100%) of the Purchase Price. No Indemnified Person shall be entitled to indemnification under this Section 8 unless and until the aggregate Losses exceed $10,000, at which point the Seller shall become liable only for the aggregate Losses in excess of $10,000.

9.	TERMINATION.
	9.1.	Termination. This Agreement may be terminated as provided below:

(a)        Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

(b)        Buyer or Seller may terminate this Agreement by giving written notice to the other party at any time prior to the Closing Date if the Closing Date shall not have occurred on or before July 18, 2005.

9.2.        Effect of Termination. If either party terminates this Agreement pursuant to Section 6.1 above, all obligations of the parties in respect of this Agreement shall terminate without any liability of any party to any other party.

10.	MISCELLANEOUS

10.1.      Remedies Cumulative; Remedies Not Waived. No remedy herein conferred upon the parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the parties, nor any delay on the part of the parties in exercising any rights hereunder, shall operate as a waiver of any of the rights of any of the parties, either individually or in the aggregate.

10.2.     Waiver and Amendment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. This Agreement shall not be changed, modified or amended except by a writing signed by the parties hereto.

10.3.      Assignability. Seller may assign or transfer this Agreement or its rights hereunder upon prior written notice to the Buyer.

10.4.      Survival of Agreements, Parties in Interest, Etc. All agreements, representations and warranties made by the parties herein or in any certificate or other document delivered to the parties in connection with this Agreement, shall survive the execution and delivery of this Agreement for a period of one (1) year.

10.5.      Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), transmitted by telecopier, or delivered by hand, by messenger or by a recognized overnight delivery service, addressed as follows, or to such other address as such party may have from time to time furnished to the other party in writing:

If to the Buyer:	Ominira Networks, LLC

28001 Chagrin Blvd. Suite 305

Beachwood, OH 44122

Fax: 1- 440-753-0313

If to the Seller:	IA Global, Inc.

550 N. Reo Street, Suite 300

Tampa, Fl 33609

Fax: 1-813-261-5158

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) business days after dispatch, (ii) if transmitted by telecopier, on the business day of confirmed receipt by the addressee thereof, and (iii) if delivered in person or by overnight courier, on the business day delivered.

10.6.      Expenses. Each party shall pay its expenses, including attorneys fees, in connection with this Agreement and the transactions contemplated hereby.

10.7.      Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but all such counterparts shall together constitute but one and the same instrument.

10.8.      Headings; Construction. The headings of the several sections, divisions or subsections of this Agreement shall not be construed to constitute any part or to affect the meaning of any such sections, divisions or subsections. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption of burden of proof shall arise favoring or not favoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.9.      Severability. If any provision of this Agreement or portion of any provision, or the application thereof to any person or circumstance, shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement or the remainder of such provision and the application thereof to other persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.10.    Governing Law. This Agreement, all exhibits and amendments hereto, shall be governed in all respects under the internal laws of the State of Delaware applicable to agreements made and to be performed wholly in the State of Delaware (excluding any such law which may direct the application of the laws of any other jurisdiction). The parties hereby submit to the exclusive jurisdiction of the state and federal courts of the State of Delaware and with venue in Wilmington, Delaware for the confirmation and enforcement of any arbitration award relating to any dispute arising from or in connection with this Agreement, including the validity, execution, performance and enforcement hereof, and any matter relating hereto or relating to the relationship between the parties that was created or contemplated hereunder. The parties agree that they will not resort to the courts or other governmental agencies of any other jurisdiction for the resolution of any such dispute or controversy and agree to service by mail and waives any requirements of personal service. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.11.    Compliance Required. The obligations of each of the parties arising pursuant to this Agreement shall be expressly conditioned upon the full compliance by the other party hereto with the terms set forth herein and in the ancillary agreements referenced herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective corporate officers thereunto duly authorized on the day and year first above written.

BUYER:	Ominira Networks, LLC

By:	/s/ Dr. Olu Lafe
Name:	Dr. Olu Lafe
Title:	President and Chief Executive Officer
Ominira Networks, LLC

SELLER:	IA Global, Inc.

By:	/s/ Alan Margerison
Name:	Alan Margerison
Title:	President and Chief Executive Officer
IA Global, Inc.

COMPANY:	IA Global Acquisition Co., Ltd.

By:	/s/ Alan Margerison
Name:	Alan Margerison
Title:	President and Chief Executive Officer
IA Global Acquisition Co

EXHIBIT A

Senior Secured Promissory Note

EXHIBIT B

Financial Statements